Exhibit 10.3
Private and Confidential

LETTER OF UNDERSTANDING
INTERNATIONAL ASSIGNMENT
United Arab Emirates – United States

Mr. Michel Khalaf

June 13, 2017

Dear Michel:

We are pleased that you have accepted an international assignment from Dubai, United Arab Emirates to New York, New York, United States. This Letter of Understanding outlines the terms and conditions of your assignment.

ASSIGNMENT TERM

The anticipated start date of this assignment is July 1, 2017 (the “Effective Date”). We understand that you have already obtained an L1-A visa, which will enable you to commence the assignment on this date. You will be based out of the MetLife office at 200 Park Avenue as President, U.S. and EMA reporting to me.

For the purposes of this letter, the period of July 1, 2017 through December 31, 2019 shall be referred to as the “assignment”.

Since the Company is investing significant resources to place you on this assignment, it expects that you will complete the assignment. However, this letter is not a guarantee of employment for any specific period of time.

COMPENSATION AND BENEFITS

During the assignment, you will continue to be employed by American Life Insurance Company (“MetLife UAE” or “Company”) and you will be seconded to MetLife Group, Inc. As of July 1, 2017, your annualized base salary will be USD800,000, which MetLife UAE will convert and pay to you in Dubai on a monthly basis through its normal payroll process. You will continue to be eligible for the various incentive compensation programs in which you currently participate, subject to their applicable terms and conditions.

Subject to Board approval, you will become eligible to participate in the MetLife Deferred Compensation Plan for Globally Mobile Employees, as well as your current participation in the Alico Overseas Pension Plan, subject to the terms and conditions of that plan. Upon your anticipated localization to New York, New York in January 2020, you will be eligible to participate in the U.S. Pension Plan and Auxiliary Plan, subject to the terms and conditions of those plans.

You will be eligible for the MetLife Expatriate Benefit Plan for medical and/or dental for the duration of your assignment. Further information regarding these benefits will be provided to you under separate cover.

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GLOBAL MOBILITY PROGRAM SUPPORT AND ADMINISTRATION

The International Assignment Office (IAO) in New York is responsible for all policies and processes related to international assignments. Our third party relocation partner, SIRVA, has assigned an International Assignment Partner, Denise Starrett, who will manage your assignment on an ongoing basis. Denise will coordinate all aspects of your relocation and will review the assignment details with you. You should contact Denise if you have any questions regarding your assignment.

ASSIGNMENT COMPENSATION AND ONGOING ASSIGNMENT SUPPORT

For purposes of this assignment, your Home country shall be referred to as “UAE” and your Host country shall be referred to as “U.S.”. The following allowances and benefits will provided to you based on the nature of this assignment.

Tax Equalization

New terms for tax equalization will apply during your assignment as described in this letter. In particular, given the unique nature of your assignment, from July 1, 2017 through December 31, 2018, a blended headquarters rate of 26.3% shall apply as the hypothetical tax rate you are obliged to pay. From January 1, 2019 through December 31, 2019, this hypothetical tax rate shall be 35%. Effective January 1, 2020, you will no longer be tax equalized. At that time, you will responsible for all actual taxes that may apply at the applicable U.S. Federal/State/City rates. These terms apply through the earliest of (a) these dates, (b) when you localize in the U.S., (c) when you are promoted to a different position, (d) the date your employment with the Company or any MetLife affiliate is terminated for any reason, (e) the date the Company or any MetLife affiliate relocates or reassigns you to a country other than the U.S., or (f) the date you decline to accept relocation.

The terms above also apply to your business travel during the assignment. The hypothetical tax rate for any such global filings will follow the schedule detailed above.

You will pay hypothetical taxes on all income, except for imputed income as a result of Host Location Housing and, if needed, Temporary Living (both defined below), as well as Destination Assistance (also defined below), which will be grossed-up for taxes, and therefore not subject to hypothetical tax. (Please note that the other benefits described in this letter are not eligible for a tax gross-up.) Hypothetical tax withholding is in lieu of actual income tax withholding. Home country social insurance and other required taxes, if applicable, will continue to be withheld.

A firm chosen by MetLife will prepare an annual tax equalization summary shortly after the end of each tax year, which will set out the final amount of hypothetical tax you paid (or owe) for the tax year, the amount of actual taxes MetLife paid on your behalf during the tax year, and the final amount of actual taxes you owe for the tax year. The summary may indicate that you owe MetLife money, either because the amount of hypothetical tax withheld from your compensation was insufficient, or because the amount of actual tax MetLife paid on your behalf was too high. Alternatively, the summary may indicate that MetLife owes you money because you overpaid the hypothetical tax, and/or that MetLife owes money to a tax authority because the amount of tax it paid on your behalf was too low.

MetLife will pay any money it owes to a tax authority due to your compensation directly to the tax authority. Any amount owed to you by MetLife due to tax equalization will be paid to you as soon as the amount is determinable and payment is administratively practicable, but in no event later than the end of the second tax year following the year containing the deadline (including extensions) for filing the tax returns to which the tax

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equalization payments relate. If an amount is due from you to MetLife, you are required to forward a check for that amount to MetLife within 30 days of notification of the amount due. Any amount not paid after the 30-day period will be deducted from your assignment allowance and other compensation (e.g., base salary, bonus, etc.) until the total amount due is settled.

To assist you in understanding the elements of tax equalization, you are required to participate in a detailed Tax Briefing session with a firm chosen by MetLife for tax return preparation, audit response/defense, and related services. A representative will contact you to schedule an appointment.

IMPORTANT: The tax consequences of changing your benefit selections or other indirect compensation (such as exercising stock options or unit options) during your assignment may be significant. You are required to consult the firm representative before making such a change to determine impact on your and/or MetLife’s tax liability.

For avoidance of doubt, any prior tax equalization agreement between you and the Company, MetLife, Inc., or any MetLife affiliate will no longer be in effect with respect to compensation paid during the assignment, and such prior agreements will terminate on the Effective Date.

Host Location Housing – June 2017 – June 2018

The Company will provide you with a two bedroom fully furnished and serviced executive apartment from June 25, 2017 through June 25, 2018. The 12-month lease for this apartment has already been secured for your exclusive use.

Host Location Home Purchase Support

In the event that you purchase a home in the U.S. in the summer of 2018, the Company will provide you with home purchase support comprising assistance with mortgage selection through SIRVA Mortgage and a listing of recommended real estate brokers. The Company will reimburse you for reasonable closing costs on your home purchase, up to US$120,000. Your International Assignment Partner will provide you will details regarding this support.

Company Car

You are eligible to utilize the Executive Group driver pool for commuting and personal use.

PRE-ASSIGNMENT

Destination Assistance

You are eligible to receive Destination Assistance to help you become acclimated to the host location in the summer of 2017. Destination Assistance will also be provided to your accompanying spouse and child in the summer of 2018. Destination Assistance may include assistance with orientation and housing search, coordination of services such as installation of telephone and utilities, school selection, banking and insurance services.

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RELOCATION

Excess Baggage Fees

The Company will reimburse you for any excess baggage fees incurred by you during your initial move to New York, New York in the summer of 2017.

Air Shipment of Personal Articles

The Company will pay the cost of packing, unpacking, shipping and insuring in transit all eligible personal articles from Dubai to the host location. This service will be provided to you in summer 2017, as well as to your accompanying spouse and child during their relocation in summer 2018. Your International Assignment Partner will provide you with additional information.

Shipment of Furniture and Household Goods – Summer 2018

The Company will pay for the standard shipment of your furniture and household goods from the UAE to the U.S.. A company approved shipper must be utilized for the shipment. Standard shipping covers insurance, packing and loading of household goods, pickup at origination point, over land and overseas transportation, shipment documentation and related dues, normal host country custom and import duties upon arrival at location, delivery, unpacking and uncrating in the host location.

Relocation Travel – Summer 2018

The Company will reimburse the cost of one-way, business class airfare for your spouse and accompanying child to relocate to the U.S. The Company will also reimburse reasonable ground transportation and miscellaneous expenses upon initial entry into the host country, including luggage handling, taxi and airport transfer expenses, and duties.

Temporary Living – Summer 2018

If needed, the Company will provide your family with up to 60 days of fully furnished and serviced housing, until you have secured regular housing in the summer of 2018. In this event, every attempt will be made to extend the current corporate apartment on a month-to-month basis to avoid disruption to you and your family. However, the current unit may not be available beyond the current lease term, so an internal move within the building may be required.

Transition Allowance

You will receive a Transition Allowance totaling US$600,000 delivered over three years as follows provided you remain employed in good standing by MetLife on the applicable date: US$300,000 in July 2017; US$200,000 in July 2018; and US$100,000 in July 2019. You may use this Transition Allowance as you determine, giving you flexibility and easing administration. This Transition Allowance will be paid via Dubai payroll and subject to hypothetical tax. Potential uses could include family travel, home leave, U.S. home search, U.S. school application and/or fees, U.S. club membership, Dubai home sale and car disposal, etc.

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Final Assignment Support - 2019

You will receive tax support from the firm chosen by MetLife. You will receive continued immigration support for extensions of your current visa, and/or support for a Green Card application. The hypothetical tax rate of 35% will apply for 2019 as noted above.

HOLIDAY AND VACATION ELIGIBILITY

You will observe the New York office holidays and work schedule. You will be entitled to vacation per the MetLife vacation schedule of your Home location.

END OF ASSIGNMENT

International assignments at MetLife are meant to be temporary in nature. At the end of this assignment, MetLife expects you to localize in your Host location (i.e., transfer your employment to the host country entity under terms and conditions to be communicated at that time). However, in the even that you do not localize, you may repatriate back to your Home country/employer or be offered a new international assignment. If untimately a position is not identified, you may be eligible to receive benefits under the applicable severance plan or local labor laws depending on your jurisdiction of employment. Nothing contained in this section should be construed as guaranteeing employment for any specific period of time.

By accepting the assignment allowances and benefits described herein, you are committing to complete the full term of this assignment. If for any reason you decided to terminate the assignment early, you may forfeit your right to repatriation support and benefits. Although MetLife will attempt to return you to a suitable position in your Home country, if such a position is not available MetLife may treat your decision to end the assignment early as a voluntary resignation, whereby you would not be entitled to any severance benefits.

Repayment Obligation

If you voluntarily resign or are terminated for misconduct at any time during the assignment, you must repay in full all relocation costs (including without limitation any Transition Allowance previously paid) as well as any related gross-up, as applicable, and any applicable excess reimbursement and Tax Equalization payments, in each case to the extent allowable under applicable law. If you complete the assignment but voluntarily resign or are terminated for misconduct within 12 months after the date of repatriation, to the extent allowable under applicable law, you must repay in full all repatriation costs including any tax gross-up as applicable. You agree to this repayment obligation, and authorize the Company to deduct the reimbursement from your final paycheck and/or from any other monies payable to you by the Company or any other MetLife company, to the maximum extent permissible under law. You are responsible for any reimbursement not satisfied by these deductions.

ADDITIONAL MATTERS

The Company may exercise its discretion to change any part of the policies governing the benefits outlined in this letter at any time based on new practices or legal requirements. The Company will make every effort to notify you in advance of such changes.

You are eligible to receive the assignment benefits and allowances enumerated in this letter only for the period of the assignment in which you remain actively employed by the Company and on international assignment as defined by the Company.

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Private and Confidential

This Letter of Understanding is based on our confidence that this assignment and your continued employment with MetLife will be a mutually rewarding and enriching experience, but it is not an employment contract, and does not represent a guarantee of continued employment for any specific period of time.

GOVERNING LAW

This Agreement shall be governed, construed, and enforced under the laws of the state of New York, United States, without regard to its conflict of laws rule. Any dispute arising under or related to this Agreement shall be subject to the exclusive jurisdiction of the courts located in New York, NY.

ACCEPTANCE

If you agree to the terms and conditions stated above and agree to abide by such provisions, please sign this letter in duplicate, retain a copy for your reference, and return one to us in confirmation of your agreement and acceptance of its terms.

Yours Sincerely,		Agreed and Accepted by:

/s/ Steven A. Kandarian	6/13/2017	/s/ Michel Khalaf	6/15/2017

Steven A. Kandarian	Date	Michel Khalaf	Date
Chairman, President & Chief Executive Officer

cc: International Assignment Office (IAO)
Denise Starrett, International Assignment Partner (IAP)

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